Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

September 7, 2022

Grid Dynamics Holdings, Inc.

5000 Executive Parkway, Suite 520

San Ramon, CA 94583

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-255732) (the “Registration Statement”), and the related Prospectus, Prospectus Supplement and Current Report on Form 8-K, each filed by Grid Dynamics Holdings, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 6,571,428 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) (including up to 857,142 shares issuable upon exercise of an option granted to the underwriters by the Company) to be issued and sold by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Prospectus Supplement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Form 8-K, entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Grid Dynamics Holdings, Inc.

September 7, 2022

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Form 8-K, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectuses and Prospectus Supplements forming part of the Registration Statements.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.